Exhibit 10.1

August 9, 2023

VIA EMAIL

Dustin Tacker

Dear Mr. Tacker:

The purpose of this Agreement (“Agreement”) is to set forth our mutual understanding and agreement with respect to your transition and ultimate separation from employment with Minim, Inc. (the “Company”). In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge, we have agreed as follows:

1.	Transition and Separation from Employment. Your separation from employment with the Company occurred on August 4, 2023.Your separation as an independent contractor with the Company will occur on the earlier of August 31, 2023 or such other date that is mutually agreed between the Company and you (“Separation Date”). The period between the date of this Agreement and the Separation Date is referred to in this Agreement as your “Transition Period.” On your Separation Date, you will relinquish any and all positions that you have held with the Company and you will not be considered an independent contractor of the Company for any purpose after that date.

2.	Transition Period. During the Transition Period, you will serve as an independent contractor consultant. During this period you will compensated at a hourly rate equivalent to your base salary equal to the amount in effect as of August 3, 2023 (assuming a forty-hour per week work week). During the Transition Period, you are required to assist and support with the orderly transition of your duties to the Company’s Chief Executive Officer and/or your replacement if such replacement is identified prior to the Separation Date. You will also be required to continue to comply with the Company’s policies and procedures.

3.	Pay and Benefits. You agree that you received all compensation and benefits, including but not limited to any non-monetary benefits such as leave time, to which you were entitled in connection with your employment with the Company which ceased on August 4, 2023. You further agree that the Company has satisfied in full any contractual obligations it may have had to you, including pursuant to your Employment Agreement dated August 15, 2022 (the “Employment Agreement”). You agree to make no claims for further compensation from the Company of any type, including bonus payments, commission payments, other than your earned an unpaid vacation pay which will be paid to you on your Separation Date and the independent contractor remuneration to be paid under Section 2 hereof. You acknowledge that, except to the extent provided in this Agreement pursuant to Section 4, the Company is under no obligation to provide you with any other benefits (monetary or otherwise).

4.	Stock Options and Restricted Stock Units. If you timely sign, do not revoke, and comply with this Agreement, the Company will, as of the Separation Date, vest all your Company stock options and Restricted Stock Units that are not already vested.

5.	Equity. All of your stock options and restricted stock units with the Company are governed by the applicable Company equity plans and grant agreements. You further acknowledge and agree that you will not vest in or receive any additional stock options or restricted stock units, other than what is stated in this Agreement, or Company stock in connection with the termination of your employment with the Company and service as an independent contractor under this Agreement.

6.	Transfer of Responsibilities. You shall, through the Separation Date, cooperate fully and timely with the Company and its personnel with all of its reasonable requests, to provide an orderly transfer of your duties and responsibilities. The Company agrees to retain your services as an independent consultant at your current base salary rate from your Separation Date through August 31, 2023, or any time in between if the Company determines that to be to its benefit.

7.	Confidential Information. During your employment with the Company, you had access to trade secrets and confidential and proprietary business and technical information of the Company, including data and information which would not otherwise have been available to you except by reason of your employment or position with the Company, and including, but not limited to, customer files and records, plans, developments, product information,pricing lists and information, customer lists and other customer information, marketing plans, methods and other marketing information, research methods and data, personnel information, computer discs and files, maps, sketches and other confidential, proprietary or secret information, and to documents and information from third parties which the Company is required to maintain in confidence (collectively “Confidential Information”). You agree that you will not, without the Company’s prior written consent, directly or indirectly disclose to any person, not an employee of the Company, any Confidential Information obtained in the course of your employment with the Company, nor will you use any Confidential Information for your own benefit to the detriment or intended or probable detriment of the Company.

8.	Intellectual Property. You agree you have disclosed promptly, completely, and in writing, and will in the future disclose promptly, completely and in writing to the Company any original works of authorship (including all copyrights with respect thereto), any discovery, process, design, improvement, innovation, development,improvement or invention, whether or not patentable and whether reduced to writing or practice or not, which you discovered, conceived and/or developed, in whole or in part, either individually or jointly with others (whether on or off the Company’s premises or during or after working hours) during the period you were employed with the Company, and which was or is directly or indirectly related to the business or proposed business of the Company,or which resulted or results from or was suggested by any work performed by any employee or agent of the Company during your period of employment or for one year thereafter (“Inventions”). You hereby assign, and agree to assign to the Company, without any separate or additional remuneration, your entire right, title and interest in all such Inventions, together with any and all United States and foreign rights thereto. You also agree that all Inventions and all works of authorship, literary works (including computer programs), audiovisual works, translations,compilations, and any other written materials, including but not limited to, copyrightable works (the “Works”)which were originated or produced by you (solely or jointly with others), in whole or in part, within the scope of,or in connection with, your employment will be considered “works made for hire” as defined by the U.S. Copyright Act (17 USC §101, as amended) and further acknowledge that you are an employee as defined under that Act. All such works made for hire are and will be the exclusive property of the Company, and you agree to treat any such works as Proprietary Information. In the event that any Works are not deemed to be “works made for hire,” you hereby assign all of your right, title, and interest in and to such Works, including but not limited to, the copyrights therein, to the Company. You also agree to cooperate with the Company to execute all instruments including patent and copyright applications and assignments therefor, and to do all other things reasonably necessary to fully vest,and perfect, in the Company the ownership rights contemplated herein. In the event the Company is unable, after reasonable effort, to secure your signature on any document or instrument necessary to secure trademarks, letters patent, copyrights or other analogous protection relating to any Works, whether because of your physical or mental capacity or for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts.

9.	Non-Disparagement. a.) By Tacker. Unless as required by law or valid subpoena, you further agree, that you will not, at any time after the date hereof, make any remarks or comments, orally, in writing, or via social media, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company’s reputation or good will or to the reputation or good will of any person associated with the Company. b.) By Company. Unless as required by law or valid subpoena, the Company,including any of its officers, directors, employees, attorneys or agents will not, at any time after the date hereof,make any remarks or comments, orally, in writing, or via social media, which remarks or comments reasonably could be construed to be derogatory or disparaging to Tacker or which reasonably could be anticipated to be damaging or injurious to Tacker’s reputation or good will.

10.	Return of Property. You acknowledge that you will return to the Company immediately after your Separation Date all property of the Company that is in your possession or under your control, including, without limitation, any and all files, documents and other information with respect to the Company’s management, business operations or customers, including all files, documents, or other information containing Confidential Information. If any Company property is on your personal electronics, you agree to delete the same and such action will satisfy this request.

11.	Non-Solicitation: During the Transition Period and for six (6) months thereafter, you shall not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, independent contractor, or in any other capacity whatsoever: (i) recruit, solicit, or hire any employee, consultant, agent, director or officer of the Company or contact, recruit, solicit or induce, or attempt to contact, recruit, solicit or induce, any employee, consultant, agent, director or officer of the Company to terminate his/her employment with, or otherwise adversely change, reduce, or cease any relationship with, the Company; or (ii) contact, solicit, divert, take away, or attempt to contact, solicit, divert or take away, any clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or any of the Company’s business with such clients, customers or accounts, except as agreed upon in writing signed by a duly authorized officer of the Company. If any restriction set forth in this paragraph is found by any court to be unenforceable because it is overbroad in any manner, such restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area which the court finds to be enforceable. You acknowledge that the restrictions contained in this paragraph are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You acknowledge that the restrictions contained in this paragraph extend to and expressly prohibit conduct via social media that would violate this paragraph. You further acknowledge that the restrictions set forth in this paragraph do not prevent you from earning a livelihood nor unreasonably impose limitations on your ability to earn a living. As used in this agreement the term “client,” “customer,” or “accounts” shall include: (i) any person or entity that is a client, customer or account of the Company on the date hereof or becomes a client, customer or account of the Company during the covered period; (ii) any person or entity that was a client, customer or account of the Company at any time during the two-year period preceding the date of your termination; and (iii) any prospective client, customer or account to whom the Company has made a presentation (or similar offering of services) within a period of 180 days preceding the date of the termination of your employment.

12.	Cooperation in Litigation. At the Company’s reasonable request, you agree to assist, consult with, and cooperate with the Company in any litigation or administrative procedure or inquiry that involves the Company, subject to reimbursement for your reasonable out of pocket expenses, such as travel, meals, or lodging.

13.	Breach of Agreement. Each party understands and agrees that any material breach of its respective obligations under this Agreement will immediately render this Agreement null and void, all payments pursuant to this Agreement shall immediately cease upon a material breach by Tacker. For purposes hereof, a material breach means the failure to observe or perform any of the obligations required to be observed or performed by either party hereunder where such failure shall remain uncured for thirty (30) days after written advanced notice thereof by the non-breaching party.

14.	General Release of Company. You, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release the Company, its affiliates, and its and their successors, assigns, former or current shareholders, officers, directors, employees, agents, insurers, attorneys and representatives (“Company Released Parties”) from any and all causes of action, in law or equity, you now have, may have or ever had, whether known or unknown, from the beginning of the world to this date, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; claims for breach of contract or based on tort; claims for employment discrimination and wrongful termination; statutory wage and hour claims under Massachusetts law, including but not limited to, claims for violation of the Massachusetts Wage Act, and any other statutory, regulatory or common law causes of action (“the Released Claims”). You understand that you are releasing claims pursuant to M.G.L., Chapter 149 including, but not limited to, claims for untimely, underpayment, or non-payment of wages, discrimination and/or retaliation for seeking to enforce your wage and hour rights, misclassification as an independent contractor, improper withholdings or deductions, tip or service charge related claims, and claims pursuant to M.G.L., Chapter 151 relating to minimum wage, discrimination and/or retaliation for seeking to enforce your rights under Chapter 151, and/or overtime pay. You hereby acknowledge and understand that this is a General Release, and that this means you are giving up your right to sue the Company Released Parties for any and all claims, including but not limited to the specific claims mentioned in this paragraph. Notwithstanding the following, under no circumstances are you releasing any rights or claims to vested 401K benefits, any rights or claims you may have to indemnification and defense, including, but not limited to, any rights you may have under the Company D&O insurance and the Company’s D&O Side A DIC insurance, and your rights to vested equity. Nothing in this General Release and Waiver of Claims is intended to bar future claims by Tacker against the Company arising under this Agreement or any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits and any rights to vested benefits, including stock and equity interests, and pension or retirement benefits, the rights to which are governed by the terms of the applicable Company plan documents and award agreements.

15.	Participation in Agency Proceeding. You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). You further understand that this Agreement does not limit your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, you understand and agree that that although you may engage in such activities, you will not be entitled to receive any award or damages, to the extent consistent with applicable law.

16.	Acknowledgment. By signing this Agreement, you acknowledge and agree that you understand the meaning of this Agreement and that you freely and voluntarily enter into it and the General Release contained herein. You agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and release set forth herein.

17.	Miscellaneous. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice or conflict of law principles. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any portion of the general release language is ruled to be unenforceable for any reason, this entire Agreement shall be deemed null and void. To avoid any possible misunderstanding, the Company and you intend this Agreement to be a comprehensive statement of the terms of your separation and supersede: (i) all prior understandings or statements made to you by the Company regarding your arrangements with the Company after your Separation Date; and (ii) all agreements you previously executed with the Company, including your Employment Agreement. It does not, however, supersede your equity agreements with the Company. Any modifications or waiver of the terms set forth in this Agreement must be in writing and signed by you and by me on behalf of the Company. This Agreement is binding on the company’s successors and assigns.

Please indicate your agreement to the terms of this Agreement by signing and dating the last page of the enclosed copy of this Agreement, and return it to me at your earliest convenience.

Sincerely,

/s/ Jeremy Hitchcock
Jeremy Hitchcock
Executive Chairman

By signing this Agreement, I acknowledge and agree that I understand the meaning of this Agreement and that I freely and voluntarily enter into it and the General Release contained herein. I agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein.

AGREED TO AND EXECUTED UNDER SEAL THIS 9th day of August, 2023.

/s/ Dustin Tacker
Dustin Tacker